UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013 (March 25, 2013)

REXAHN PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34079	11-3516358
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

15245 Shady Grove Road, Suite 455, Rockville, MD 20850
 (Address of principal executive offices and zip code)

 (240) 268-5300
(Registrant’s telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on January 22, 2013, Dr. Chang Ahn stepped down as the Chief Executive Officer of Rexahn Pharmaceuticals, Inc. (the “Company”), effective as of February 4, 2013.  Dr. Ahn transitioned into the role of Chief Scientist and remains as the Company’s Chairman of the Board.

On March 25, 2013, the Company entered into a new employment agreement with Dr. Ahn to serve as the Chief Scientist of the Company (the “Employment Agreement”). The Employment Agreement replaces and supersedes Dr. Ahn’s prior Amended and Restated Employment Agreement, dated as of September 9, 2010, with the Company. The Employment Agreement has a one year term with an automatic renewal option for additional one-year periods thereafter until terminated.  Pursuant to the Employment Agreement, the Company agreed to pay Dr. Ahn an annual base salary of $285,000 with the option of a discretionary annual cash bonus as determined by the Company’s compensation committee based on performance objectives and milestones set by the Company’s board of directors.  The Employment Agreement also provides for a discretionary stock option award to purchase shares of the Company’s common stock on each anniversary of the Employment Agreement as determined by the Company’s board of directors. Any such stock option awards to be in accordance with the terms of the Rexahn Pharmaceuticals, Inc. Stock Option Plan (the “Option Plan”).

In the event Dr. Ahn’s employment is terminated by reason of death, disability, by the Company for “cause,” or by Dr. Ahn without “good reason,” all as defined in the Employment Agreement, the Company will pay Dr. Ahn his base salary owed up to the termination date, including payment for any unused vacation days.  In the event Dr. Ahn’s employment is terminated by the Company without cause or Dr. Ahn terminates his employment with good reason, then Dr. Ahn’s stock options will be subject to accelerated vesting and the Company shall pay Dr. Ahn a lump sum equal to his then current annual base salary, an amount equal to the pro-rata portion of the bonus that he otherwise might have been entitled to, and COBRA premiums for twelve months, if he is eligible for coverage. In the event the Company terminates Dr. Ahn’s employment without cause or Dr. Ahn terminates his employment with good reason within the one-year period following a “Change of Control,” as defined by the Option Plan, the Company shall pay Dr. Ahn a lump sum equal to two hundred percent of his current annual base salary and a cash payment to offset any incremental additional state or federal income tax payable as a result of this salary increase in addition to the accelerated vesting of his stock options, the pro rata portion of his bonus and COBRA premiums.  The Employment Agreement also contains a provision prohibiting Dr. Ahn from soliciting the Company’s executives, employees, customers or clients for a period of twelve months following his termination.  The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 25, 2013, the Board adopted amendments to the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), to (i) reflect that the officers of the Company include the Chief Executive Officer, but not the Chairman of the Board, (ii) eliminate the requirement that the Chairman of the Board also serve as the Chief Executive Officer of the Company, and (iii) make certain additional conforming changes (the “Amendments”). The Amendments became immediately effective on March 25, 2013. The Bylaws, which incorporate the Amendments, are attached as Exhibit 3.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Rexahn Pharmaceuticals, Inc., as amended through March 25, 2013.
10.1	Employment Agreement by and between Rexahn Pharmaceuticals, Inc. and Dr. Chang H. Ahn, dated as of March 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date: March 29, 2013	By: /s/Tae Heum Jeong
Name: Tae Heum Jeong
Title: Chief Financial Officer